Exhibit 2.1
                                   -----------

                              AMENDMENT NUMBER ONE

                                     TO THE

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                 AIT (USA), INC.

                                       AND

                     INFORMATION MANAGEMENT ASSOCIATES, INC.

                                       AND

                                  AIT GROUP PLC

                              DATED AUGUST 10, 2001


        THIS AMENDMENT NUMBER ONE (hereinafter referred to as this "Amendment") is made and entered into on May 23, 2002, by and among AIT (USA), Inc., a corporation organized under the laws of the State of Ohio ("Purchaser"), Information Management Associates, Inc., a corporation organized under the laws of the State of Connecticut ("Seller"), and AIT Group plc, a public limited company organized under the laws of England and the ultimate parent company of Purchaser ("Guarantor"). In the event of any conflict between the terms of this Amendment and the Asset Purchase Agreement among Purchaser, Seller and Guarantor dated August 10, 2001 (hereinafter referred to as the "Agreement"), the terms of this Amendment will supersede the terms of the Agreement and will be controlling. Except as expressly modified herein, the Agreement shall otherwise remain unmodified and in full force and effect.

        WHEREAS, under the terms of the Agreement, Purchaser issued a Senior Promissory Note (the "Original Senior Note") to Seller, dated September 17, 2001, which was guaranteed by Guarantor and which provided for two installment payments as follows: (i) on March 17, 2002, Purchaser was scheduled to make the initial payment to Seller of $3,000,000, subject to certain adjustments pursuant to Sections 2.3 and 2.4 of the Agreement (the "Initial Payment") and (ii) on
June 17, 2002,  Purchaser  was  scheduled  to make a final  payment to Seller of
$3,500,000, subject to any adjustments, not to exceed $1,650,000, for indemnification claims under Section 12.2 of the Agreement (the "Final Payment");

        WHEREAS, Purchaser, Seller and Guarantor have agreed that the aggregate amount of adjustments to the Initial Payment pursuant to Sections 2.3 and 2.4 of the Agreement is equal to $801,987;

        WHEREAS, on April 5, 2002; Purchaser made an interim payment to Seller of $1,100,000 against the amount due and owing on the Initial Payment;

        WHEREAS, Purchaser has requested that Seller modify the payment terms for the remaining amounts due and owing under the Agreement;

        WHEREAS, Seller is agreeable to modifying the payment terms for the remaining $1,098,013 due and owing on the Initial Payment and the $3,500,000 due on the Final Payment under the Agreement in consideration for a waiver of all indemnification rights of Purchaser under the Agreement and the payment of interest on the Final Payment under the Agreement from the date of June 17, 2002 at a rate of 9% per annum.

        NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

        1. Sections 2.1(b)(i) and (ii) of the Agreement are hereby deleted in their entirety and replaced with the following:

              (i) on May 28, 2002, $1,098,013 to be paid by certified or official bank check or wire transfer of immediately available funds;

              (ii) on June 19, 2002, $1,000,000 to be paid by certified or official bank check or wire transfer of immediately available funds;

              (iii) on July 17, 2002, $1,000,000 to be paid by certified or official bank check or wire transfer of immediately available funds; and

              (iv) on September 25, 2002, $1,500,000; provided, however, that the payment on September 25, 2002 in any event shall be in an amount equal to the aggregate principal amount of the Promissory Note outstanding on such date, to be paid by certified or official bank check or wire transfer of immediately available funds.

              The Purchaser shall pay interest on the unpaid principal amount of the Promissory Note at a rate of 9% per annum from June 17, 2002 until such principal amount shall be paid in full. All accrued and unpaid interest on the principal amount of the Promissory Note shall be payable on July 17, 2002 and September 25, 2002.

        2. The first sentence of Section 6.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

              Between the Closing Date and April 30, 2003, Purchaser shall afford to Seller and its authorized agents and representatives, reasonable use of office space for one individual, and a computer, telephone, copier and file storage.

              The remainder of Section 6.7 of the Agreement remains unmodified.

        3. Section 12.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

              12.1 Survival. All of the obligations, warranties, representations, agreements and covenants of the Purchaser and Guarantor contained in this Agreement shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto until the Seller has received full payment of the Promissory Note and all accrued interest thereon, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof. All of the obligations, warranties, representations, agreements and covenants of the Seller contained in this Agreement are hereby terminated and released as of May 23, 2002.

        4.    Section 12.2 of the Agreement is hereby deleted in its entirety.


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


        5. Section 12.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

              12.4      Indemnity Limits.

                        (a) General Deductible.  Seller shall not be entitled to
              any  indemnity  hereunder  until the  cumulative  amount of Seller
              Indemnifiable Damages for which Seller may be entitled to indemnity hereunder exceeds $165,000 in the aggregate, whereupon the entire amount of such Seller Indemnifiable Damages shall be recoverable under this Article XII.

                        (b) Maximum  Liability.  Seller shall not be entitled to
              indemnity for any Seller Indemnifiable Damages (individually or in the aggregate) in excess of $1,650,000.

                        (c) Insurance Proceeds. Indemnification claims by Seller
              shall be reduced, by and to the extent, that a Seller Indemnitee shall actually receive proceeds under insurance policies, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Seller Indemnitee.

                        (d) Indemnity as Sole Remedy. The sole remedy of the Seller hereto for a misrepresentation or breach of warranty, covenant or agreement contained in this Agreement shall be a claim for indemnity under this Article XII, provided, however, that nothing contained herein shall in any way limit the right of (a) Seller to seek any statutory, equitable or common law remedy, including, without limitation, specific performance in the event that the covenants to be performed by Purchaser or Guarantor after the Closing Date are not performed in accordance with their terms or (b) Seller or Purchaser to seek any statutory, equitable or common law remedy, including, without limitation, specific performance, for causes of action based on fraudulent activity.

        6.    Section 12.5 of the Agreement is hereby deleted in its entirety.

        7. Section 13.3 of the Agreement is amended to delete the name of Tom Crawford from the notice address for AIT Group plc and replace it with the name of Gareth Bailey.

        8. The following is hereby added in its entirety as Section 13.18 of the Agreement:

              13.18. Jurisdiction. Each of Seller, Purchaser and Guarantor hereby irrevocably submits to and accepts, with respect to any legal or equitable action or proceeding arising under or in connection with this Agreement, the jurisdiction of (i) the state courts of the State of New York in New York City or (ii) at the sole discretion of the party bringing an action under this Agreement, the United States Bankruptcy Court for the District of Connecticut. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of Seller, Purchaser and Guarantor hereby irrevocably consents to service of process by certified or registered mail, first class postage prepaid, return receipt requested, or by any other method provided by applicable law. Purchaser and Guarantor hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        9. Seller shall cancel and destroy the Original Senior Note and shall issue a new Senior Promissory Note (the "New Senior Note") in the amount of $4,598,013 bearing interest and payable in accordance with the terms set forth above. Purchaser and Guarantor shall execute the New Senior Note and be bound by its terms.

        10. Purchaser and Guarantor, and each of their respective affiliates, directors, stockholders, officers, members, agents and representatives (the "Purchaser Releasors"), hereby release and forever discharge Seller and its affiliates, directors, stockholders, officers, members, agents and representatives, and each of their respective affiliates, heirs, successors and assigns (the "Seller Releasees") from and against any and all claims, demands, debts, sums of money, accounts, contracts, compensations, obligations, damages, liabilities, indemnities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, malfeasance, actions and causes of action, controversies, promises, costs, losses and expenses of every type, kind, nature, description or character and irrespective of how, why or by reason of what facts, whether heretofore or now existing or hereafter discovered, or which could, might or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, whether at law, equity or in administrative proceedings, whether at common law or pursuant to federal, state or local statute, each as though fully set forth herein at length, which any of the Purchaser Releasors ever had, now has or may have in the future, arising out of or in connection with (i) any matter relating to the Seller Releasees resulting from the existing or past state of things, from the beginning of the world to the end of the day upon which the parties execute this Amendment or (ii) the Agreement, including, without limitation, any claims for adjustments under Section 2.3 or 2.4 of the Agreement or any claims for indemnification under Section 12.2 of the Agreement.

        11. The Purchaser Releasors agree never to initiate a legal action asserting any claims that are released in this Amendment. The Purchaser Releasors promise never to seek any damages, remedies, or other relief from the Seller Releasees (any right to which the Purchaser Releasors hereby waive) by filing or prosecuting a lawsuit, complaint or charge with any court, tribunal or administrative agency against the Seller Releasees.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date set forth above duly authorized to execute this Amendment.

PURCHASER:

AIT (USA), INC.



By      /s/ Michael P. McGroarty
        --------------------------------------------
        Name: Michael P. McGroarty
        Title: Secretary

SELLER:

INFORMATION MANAGEMENT ASSOCIATES, INC.



By      /s/ Donald Miller
        --------------------------------------------
        Name: Donald Miller
        Title: President, CEO, Chairman, Secretary
               and Treasurer

GUARANTOR:

AIT GROUP PLC



By      /s/ Carlos Rojas
        --------------------------------------------
        Name: Carlos Rojas
        Title: Director